Exhibit 10.24

Execution Version

Triton Water Parent, Inc.

October 3, 2024

Robert Austin

60 Anderson Avenue

Scarsdale, NY 10583

Dear Robert:

This letter agreement (“Agreement”) is entered into by and between you and Triton Water Parent, Inc., a Delaware corporation (“Parent”), and confirms and formalizes our agreement with respect to your employment with BlueTriton Brands, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Parent (together with any of its subsidiaries that may employ you from time to time, as applicable (and except as otherwise set forth in Section 7), the “Company”). Reference is made to the transactions contemplated by that certain Arrangement Agreement and Plan of Merger, dated as of June 16, 2024, by and among, Parent, Triton US HoldCo, Inc., a wholly-owned subsidiary of Parent (“NewCo”), Triton Merger Sub I, a direct, wholly owned subsidiary of NewCo, 1000922661 Ontario Inc., a direct, wholly owned subsidiary of NewCo, and Primo Water Corporation, pursuant to which it is anticipated that Triton Merger Sub I will be merged with and into Parent with Parent being the surviving corporation and becoming a direct, wholly-owned subsidiary of NewCo (the “Transaction”). Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

1. Term. Effective June 17, 2024 (the “Effective Date”), the Company shall continue to employ you and you shall remain in the employ of the Company, in the position set forth in Section 2, and subject to the other terms and conditions herein. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and end upon termination by the Company or you in accordance with Section 4 below.

2. Employment. During the Term:

a. Position. You shall serve as the Chief Operating Officer of the Company, reporting to the Chief Executive Officer of the Company.

b. Duties. You shall have such responsibilities, duties and authority normally associated with your position as Chief Operating Officer and as may otherwise be assigned to you by the Chief Executive Officer of the Company from time to time (including, without limitation, responsibilities, duties and authority on behalf of affiliates of the Company). You shall devote substantially all of your business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the Company (which shall include service to its affiliates). You shall not engage in any outside business activities (including serving as an employee or consultant, or on a board of directors (or committee), of any other entity) without the prior written consent of the Board of Directors of Parent (the “Board”) (which the Board may grant or withhold in its sole and absolute discretion). You agree to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to you (each, a “Company Policy”).

c. Location. You shall perform your duties hereunder at the primary offices of the Company as may be adjusted from time to time (which are currently located in Stamford, CT), subject to any necessary or appropriate business travel to other locations in the proper conduct of your responsibilities under this Agreement.

3. Compensation and Related Matters. During the Term:

a. Annual Base Salary: You shall receive a base salary at a rate of $800,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be subject to annual review and increase (but not decrease, unless such decrease is due to an “across-the-board” reduction in annual base salaries of similarly situated employees) from time to time as determined by the Board in its discretion. Your annual base salary, as it may be adjusted from time to time, is referred to herein as “Annual Base Salary.”

b. Annual Bonus: You will be eligible to participate in an annual cash incentive program established by the Board, pursuant to which you shall be eligible to earn an annual bonus (“Annual Bonus”) based upon Company and/or individual performance for each fiscal year ending during the Term, with an annual target bonus opportunity equal to 150% of Annual Base Salary. The terms and conditions of the annual cash incentive program for each year will be determined by the Board in its sole discretion. Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to your continuous, active employment through the date of payment (except as set forth in Section 5(b) below).

c. NewCo Equity. Subject to the consummation of the Transaction and approval of the applicable governing body of NewCo, you will be eligible to participate in an equity or other long-term incentive plan or similar arrangement to be established by NewCo, subject to the terms of such plan or arrangement and any award agreement or other documentation thereunder (the “LTIP”). The amounts, timing, and terms and conditions of awards to be granted (if any) under the LTIP shall be determined from time to time by the applicable governing body of NewCo. For the avoidance of doubt, to the extent the Transaction is not consummated, this Section 3(c) shall be of no force or effect.

d. Close Bonus. You will receive a close bonus of $800,000 (the “Close Bonus”) if the Transaction is consummated during the Term. In such case, the Close Bonus will be paid to you in a lump sum within 30 days of the consummation of the Transaction, subject to your continuous, active employment through the date of consummation of the Transaction. For the avoidance of doubt, to the extent the Transaction is not consummated, this Section 3(d) shall be of no force or effect.

e. Benefits; Vacation. You shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may generally from time to time offer to provide to its executives, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit. During the Term, you shall be entitled to paid vacation per calendar year in accordance with the Company Policies; provided that, except as specified by the Chief Executive Officer in writing, all accrued, but unused vacation shall expire at the end of each calendar year during the Term and may not be used in any future year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and you.

f. Car Allowance. You shall receive an annual car allowance of $20,000, paid in monthly installments throughout the year in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment.

g. Business Expenses; Attorney’s Fees. The Company shall reimburse you for all reasonable business expenses incurred by you in the performance of your duties to the Company in accordance with the applicable Company Policy. The Company hereby agrees to reimburse you for reasonable, documented legal fees up to $25,000 associated with the review, negotiation and execution of this Agreement.

4. Termination of Employment. Subject to compliance with Sections 4 through 6, your employment hereunder may be terminated by the Company or you, as applicable, at any time without any breach of this Agreement for any or no reason. Any termination of your employment by you (other than termination due to your death) shall be communicated by a written notice (a “Notice of Termination”) to the Company and will be delivered no less than 30 days before the Date of Termination; provided that, in the event of your resignation, the Company may accelerate the Date of Termination in its discretion and such acceleration will in no event be deemed a termination by the Company without Cause.

5. Company Obligations Upon Termination.

a. Accrued Benefits. Upon termination of your employment for any reason, you (or your estate) shall be entitled to receive the sum of: (i) the portion of your Annual Base Salary earned through the Date of Termination, but not yet paid to you; (ii) any accrued but unpaid paid vacation owed to you pursuant to Section 3(e) above, if applicable; (iii) any expenses owed to you pursuant to Section 3(g) above; and (iv) any vested amount earned and arising from your participation in, or benefits accrued under any employee benefit plans, programs or arrangements (including the LTIP), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Benefits”). Except for the Accrued Benefits or as otherwise expressly required by law or herein, all of your rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the Date of Termination and, in no event shall you be eligible to participate in any severance plan or program of the Company, except as set forth in Section 5(b) below.

b. Severance. If your employment terminates due to the Company’s termination without Cause (other than due to death or Disability) or by your resignation for Good Reason, subject to your execution and non-revocation of a waiver and release of claims agreement in the Company’s applicable form (a “Release”) that becomes effective and irrevocable in accordance with Section 8(c) below, and your continued compliance with Sections 6 and 7 below, the Company will continue to pay (i) your then-existing Annual Base Salary, less applicable withholdings and deductions, for the period commencing on the Date of Termination and ending on the eighteen (18)-month anniversary of the Date of Termination (the “Severance Period”); (ii) 1.5 times your Annual Target Bonus payable in installments over the Severance Period; (iii) a payment equal to your Annual Target Bonus, multiplied by a fraction, the numerator of which is the number of full months of employment during the year of termination and the denominator of which is 12; (iv) if such termination occurs after the end of a fiscal year but before the date annual bonuses for such year are payable to senior executives, payment of the Annual Bonus, if any, earned for such year at such time as such Annual Bonus is generally paid to other senior executives of the Company, and (v) to the extent permitted by the Company’s medical and dental plans and any applicable insurance policies, including stop loss insurance, as of your Date of Termination, for continued participation for you and your eligible dependents under the Company’s group medical and dental plans (at the same cost you were paying as an employee) until the earlier of (A) eighteen (18) months following your Date of Termination and (B) the date that you become eligible for coverage under a subsequent employer’s group health plan (the “Benefit Continuation Period”), with the period of COBRA continuation coverage running concurrently with the Benefit Continuation Period. In the event (but only to the extent) that continued participation in any of the Company’s medical and dental plans as contemplated by the first sentence of this Section 5(b) is not permitted, the Company shall (instead of such participation) pay you the equivalent of the cost you incurred obtaining similar such medical and dental coverage for the remainder of the Benefit Continuation Period. The payments of Annual Base Salary and Annual Target Bonus described in (i) and (ii) above will be payable in installments over the Severance Period in accordance with the Company’s normal payroll practices with the first of such installments to commence on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 8(c) below.

6. Your Obligations Upon Termination.

a. Deemed Resignation. Unless otherwise determined by the Board, upon termination of your employment for any reason, you shall be deemed to have resigned, effective as of the Date of Termination, from all offices and directorships, if any, then held with the Company or any of its affiliates.

b. Cooperation. Following the Date of Termination, you shall reasonably cooperate with and assist the Company and its counsel at any time and in any manner reasonably requested by the Company or its counsel (with due regard for your other commitments) in connection with any litigation or other legal process affecting the Company of which you have knowledge as a result of your employment with the Company (other than any litigation with respect to this Agreement).

c. Return of Company Property. You hereby acknowledge and agree that all Company Property (as defined below) and equipment furnished to, or prepared by, you in the course of, or incident to, your employment, belongs to the Company and its affiliates and shall be promptly returned to the Company and its affiliates upon termination of your employment and/or such other date(s) requested by the Company (and will not be kept in your possession or delivered to anyone else). For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its affiliates. Following termination, you shall not retain any written or other tangible material containing any confidential or proprietary information of the Company or its affiliates.

7. Restrictive Covenants.

a. Confidentiality Agreement. You agree to fully comply with the covenants set forth in this Section 7 and acknowledge and agree that such covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its proprietary information and goodwill. Further, as a condition to the effectiveness of this Agreement, you agree to continue to abide by the terms of that certain Confidentiality and Proprietary Rights Agreement, dated August 27, 2021, previously entered into by and between you and the Company, attached hereto as Exhibit B (the “Confidentiality Agreement”), which are hereby incorporated by reference into this Agreement. You acknowledge that the provisions of the Confidentiality Agreement will survive the termination of your employment and the termination of the Term for the periods set forth in the Confidentiality Agreement.

b. Non-Competition. During the term of your employment with the Company and a period of eighteen (18) months immediately following the termination of such employment for any reason (the “Restricted Period”), you will not, directly or indirectly, for your own benefit or for the benefit of any other individual or entity other than the Company: (A) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (B) own, finance, or invest in (except as the passive investor in not more than one percent of the outstanding stock of a publicly-held company) any Business, or (C) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise), in each case (A), (B), or (C), in the Restricted Territory.

c. Non-Solicitation of Company Personnel. During the Restricted Period, you will not, directly or indirectly, for your own benefit or for the benefit of any other individual or entity: (i) employ or hire any Company Personnel in any capacity (whether as an employee, contractor, consultant or otherwise); (ii) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (iii) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (iv) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that you may publish without targeting any Company Personnel shall not be considered a violation of Section 7(c).

d. Non-Solicitation of Company Business Relation. During the Restricted Period, you will not, directly or indirectly, for your own benefit or for the benefit of any other individual or entity: (i) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Business Relation; (ii) cause or encourage any Company Business Relation to reduce or cease doing business with the Company, or (iii) otherwise negatively interfere with the Company’s relationships with any Company Business Relation.

e. Trading Restrictions. You shall not, and you shall cause the members of your household and immediate family and any Person acting directly or indirectly on your or their behalf to not, during your term of employment with the Company, purchase or sell any debt or equity securities (or derivatives thereof) of any Company Business Relation whose association with the Company is materially related to the Company’s Business (including, without limitation, any supplier or customer of the Business). For the avoidance of doubt, “purchase or sell” shall include, without limitation, purchases on margin, pledges to secure loans, short sales, purchases or sales of put or call options and hedging transactions.

f. Non-Disparagement. You agree that you shall not, during or after the Term, disparage the Company or any of its respective products or practices, or any of their respective directors, officers, advisors, operating partners, employees, agents, representatives or, prior to the Transaction, equity holders, either orally or in writing, at any time.

g. Protected Disclosures. Nothing in this Agreement or the Confidentiality Agreement shall prevent you from (i) conferring in confidence with your legal representatives; (ii) making truthful statements as required by law; (iii) communicating directly with, cooperating with, or providing information to any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board; (iv) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act; or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

h. Tolling Period. Without limiting the Company’s ability to seek other remedies available in law or equity, if you violate any of the provisions of Sections 7(b) through (d), the Restricted Period (as applicable for such provision(s)) shall be extended by one day for each day that you are in violation of such provisions, up to a maximum extension equal to the length of the Restricted Period, so as to give the Company the full benefit of the bargained-for length of forbearance.

i. Advance Notice. Prior to accepting other employment or any other service relationship during the Restricted Period, you shall provide a copy of this Section 7 to any recruiter or other person or entity who assists you in obtaining other employment or any other service relationship and to any employer or other person or entity with which you discuss potential employment or any other service relationship. As soon as reasonably practicable following acceptance of any other employment or service relationship following the Date of Termination (and in any event at least ten (10) business days prior to commencement of such relationship), you shall provide written notice of such relationship to the Company.

j. Interpretation. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

k. Acknowledgements; Definitions. You acknowledge and agree that the covenants contained in this Section 7 (i) are necessary to protect the Company’s legitimate interests, including, without limitation, trade secrets, confidential and proprietary information and goodwill, and are no greater than required to protect such interests, (ii) are not unduly harsh or oppressive and do not impose undue hardship on you, and (iii) are reasonable, including, without limitation, in duration and geographic scope, and such geographic scope reflects the territory in which you currently have (and will in the future have) contact with Company Business Relations and other material business relations of the Company. You recognize and acknowledge that a breach of the covenants contained in Section 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you agree that in the event of a breach of any of the covenants contained in Section 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief (without requirement to post a bond or other security). As used in this Section 7 and all related definitions, the term “Company” shall include Parent and its parent(s) and direct or indirect subsidiaries and other affiliated or related companies; provided that, for the avoidance of doubt, the term “Company” in this Section 7 does not include One Rock Capital Partners, LLC, Metropoulos & Co. or any of their respective funds or any other portfolio companies thereof.

l. Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 6 and 7 of this Agreement will survive the termination of your employment and the termination of the Term.

8. Section 409A.

a. General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. If the Company determines that any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A, the Company may (but is not obligated to) take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.

b. Separation from Service; Expense Reimbursement; Installments. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31st of the year following the year in which the expense was incurred; provided, that you submit your reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Your right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

c. Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5(b), shall be paid to you during the six-month period following your Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

d. Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of your termination of employment are subject to your execution and delivery of a Release, (i) the Company shall deliver the Release to you within five (5) business days following your Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such five (5) business day period shall constitute a waiver of any requirement to execute a Release, (ii) if you fail to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes your acceptance of the Release thereafter, you shall not be entitled to any payments or benefits otherwise conditioned on the Release and (iii) in any case where your Date of Termination and the eighth (8th) day following the Release Expiration Date fall in two separate taxable years, any payments required to be made to you that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to you, or, in the event that your termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of your termination of employment are delayed pursuant to this Section 8(d)(iii), such amounts shall, subject to Section 8(c), be paid in a lump sum on the first payroll date following the date that you execute and do not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 8(d)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

9. Representations. You represent and warrant to the best of your belief after reasonable inquiry that (a) your continued employment with the Company and your performance of your duties hereunder will not violate any agreement between you and any other person, firm, organization, or other entity; (b) you are not bound by the terms of any agreement with any previous employer or other person or entity to refrain from competing, directly or indirectly, with the business of such previous employer, service recipient, or other person or entity (or from taking other actions) that would be violated by you entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; (c) your performance of your duties under this Agreement will not require you to, and you shall not, rely on in the performance of your duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer or service recipient; and (d) you are not serving duties as an employee or consultant, or on a board of directors (or committee), of any other entity as of the Effective Date. You covenant and agree that, during your engagement with the Company, you will honor fully all legal or contractual obligations you have to third parties that may restrict you from soliciting or interfering with customers, employees or the like or from using or disclosing trade secrets or other proprietary or confidential information. You acknowledge and agree that if (A) the Company determines in good faith that any representation or warranty in this Section 9 is false or misleading, or (B) you violate the covenant in this Section 9, such determination shall constitute a material breach of this Agreement by you.

10. Miscellaneous.

a. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Connecticut without reference to the principles of conflicts of law of the State of Connecticut or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Connecticut, and where applicable, the laws of the United States.

b. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, or by electronic mail as follows: (i) if to the Company, to One Rock Capital Partners, LLC, 45 Rockefeller Plaza, 39th Floor, New York, New York 10111, Attn: Tony Lee, Kimberly Reed and Kurt Beyer, or to tlee@onerock.com, kreed@onerock.com and kbeyer@onerock.com; (ii) if to you, to the last physical or electronic mail address that the Company has in its personnel records for you, or (iii) at any other physical or electronic address as any party hereto shall have specified by notice in writing to the other party hereto.

c. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

d. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by you and a duly authorized representative of the Company and approved by the Board. By an instrument in writing similarly executed and approved, you or a duly authorized representative of the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

e. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

f. Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in New York, New York. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, before a sole arbitrator pursuant to its Streamlined Arbitration Rules & Procedures. The arbitrator shall: (i) provide adequate discovery for the resolution of the dispute; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. Except to the extent of filing fees you would incur were the matter to be litigated in court, the Company shall be responsible for the JAMS/Endispute administrative fees and the arbitrator’s fees and costs. The arbitrator shall award the prevailing party reasonable attorneys’ fees and expert fees, if any. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Confidentiality Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. You and the Company understand that by agreement to arbitrate any claim pursuant to this Section 10(f), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. You and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

g. Validity; Enforcement. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Subject to Section 7(j), if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision to the fullest extent as may be possible and be legal, valid and enforceable.

h. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

i. Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 706 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) you shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

j. Assignment. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company or any affiliate thereof (by merger or otherwise), including, without limitation to NewCo or any affiliate thereof and any references to the “Board” shall be deemed amended to reflect the applicable governing body of the assignee (or its applicable Affiliate). This Agreement shall be binding upon and inure to the benefit of the Company, you and its and your respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. None of your rights or obligations may be assigned or transferred by you, other than your rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, you shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive compensation hereunder following your death by giving written notice thereof to the Company.

k. At-Will Status. Except for the notice requirements set forth in Section 4, the Company and you acknowledge that your employment is and shall continue to be “at-will,” as defined under applicable law. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and a duly-authorized representative of the Company. If your employment terminates for any lawful reason, you shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.

l. Clawback. You acknowledge and agree that any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

11. Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, to the extent stock of the applicable corporation (within the meaning of Section 280G of the Code) is readily tradeable on an established securities market, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Agreement or otherwise constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code, which could be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), but for the provisions of this Section 11, the amount of the Parachute Payments shall either be (a) reduced so that the total present value of the Parachute Payments is one dollar less than three times your “base amount” (as that term is defined for purposes of Section 280G of the Code), or (b) paid in full without any such reduction, with the choice of the reduction or payment in full being made so that you obtain the greater net after-tax benefit from the choice made after taking into account all taxes you would be required to pay with respect to the amounts paid (assuming the maximum applicable income tax rates). Any determination required under this Section 11 will be made in writing by an accounting firm or consultant selected by the Company (the “280G Advisor”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 11, the 280G Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the 280G Advisor such information and documents as the 280G Advisor may reasonably request in order to make a determination under this Section 11. The Company shall bear all costs the 280G Advisor may reasonably incur in connection with any calculations contemplated by this Section 11. Unless otherwise agreed by the parties, any reduction in payments and/or benefits required by this Section 11 shall occur in the following order: (i) first, cash payments (other than amounts subject to Section 409A) shall be reduced in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; (ii) second, accelerated vesting of equity awards not subject to Treasury Regulation 1.280G-1, Q/A-24(c), if any, shall be cancelled/reduced in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted equity award will be reduced first); (iii) third, any non-cash payments or benefits (other than (A) accelerated vesting described in subsections (ii) and (iv) and (B) amounts subject to Section 409A), if any, shall be reduced in reverse chronological order such that the non-cash payments or benefits owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first non-cash payment or benefit to be reduced; (iv) fourth, accelerated vesting of equity awards subject to Treasury Regulation 1.280G-1, Q/A-24(c), if any, shall be cancelled/reduced in the order of those awards vesting later in time first (and, if any awards are vesting on the same date, in the order of those awards granted later in time first); and (v) fifth, deferred compensation amounts subject to Section 409A shall be reduced last in accordance with Section 409A.

12. Entire Agreement. The terms of this Agreement, together with the Confidentiality Agreement, is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation any prior consulting agreement, employment agreement or offer letter between you and the Company; provided that nothing in this Agreement or the Confidentiality Agreement shall supersede, modify or otherwise affect any restrictive covenant, invention assignment or confidentiality obligations imposed under any Company Policy or any other agreement between you and the Company or any of its affiliates. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

* * * * *

Robert, we are excited at the prospect of you leading the Company and believe this will be a challenging and exciting opportunity providing you with both professional and personal growth. Kindly indicate your acceptance of this offer by signing below and return it to me. If you have any questions regarding this offer, please contact me at tlee@onerockcapital.com.

Sincerely yours,

TRITON WATER PARENT, INC.

/s/ Tony W. Lee
Tony W. Lee Secretary & Treasurer

Signature Page to Letter Agreement

Acknowledged and agreed by as of the first date set forth above:

/s/ Robert Austin
Robert Austin

Signature Page to Letter Agreement

EXHIBIT A

Certain Defined Terms

1. “Business” means the business of (a) developing, sourcing, manufacturing, marketing, distributing and/or selling spring water, purified water, flavored water, or other bottled or packaged water, (b) developing, sourcing, manufacturing, marketing, distributing and/or selling enhanced or flavored beverages that are substantially similar to or otherwise could be competitive with any enhanced or flavored beverages developed, sourced, manufactured, marketed, distributed or sold by the Company, (c) operating a home and/or office delivery services business that provides for any of the above-mentioned products and/or related products or services, and/or (d) any other products or services that may be offered from time to time by the Company or any of its affiliates for which you are employed or otherwise directly or indirectly responsible for managing or about which you acquired any confidential or proprietary information during the term of your employment with the Company or any of its affiliates. For the avoidance of doubt, the “Business” does not include any business engaged in by One Rock Capital Partners, LLC, Metropoulos & Co. or any of their respective funds or any other portfolio companies thereof unless such business otherwise falls within (a), (b), (c), or (d) above.

2. “Cause” shall mean any of the following:

a. your willful or grossly negligent failure to perform your material duties (other than any such failure resulting from incapacity due to physical or mental illness);

b. your willful or grossly negligent failure to comply with any valid and legal directive of the Board;

c. engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

d. your embezzlement, misappropriation or fraud, whether or not related to your employment with Company;

e. your commission of, indictment for, conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

f. your willful or grossly negligent violation of a material Company Policy;

g. your breach of any material obligation under the Agreement.

The Board shall determine the existence of “Cause” in its good faith discretion and any such determination by the Board shall be final, binding and conclusive on all parties hereto. Notwithstanding the foregoing, if any action or omission described in subsections (a), (b), (f), or (g) is capable of cure and provision of a cure period would not reasonably be expected to adversely affect the business, reputation or goodwill of the Company, “Cause” shall not be deemed to have occurred unless such action or omission deemed to constitute “Cause” remains uncured at least 30 days after notice from the Board describing such action or omission is delivered to you.

3. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

4. “Company Business Relation” means, as of any specified date, any individual or entity who, as of such date, (a) is an existing customer, client, supplier, licensor, distributor, vendor or other business relation of the Company of whom you learned, with whom you had business contact or about whom you obtained proprietary information at any time during your employment or engagement with the Company, or (b) is a prospective customer, client, supplier, licensor, distributor, vendor or other business relation, of the Company of whom you learned, with whom you had business contact, or about whom you obtained proprietary information as part of a solicitation of business on behalf of the Company at any time during the one year period prior to such date (or, if earlier, the date of your termination of employment or engagement with the Company).

5. “Company Personnel” means any individual or entity who is or was at any time during the six-month period prior to your solicitation or other activity prohibited by Section 7(c), employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.

6. “Date of Termination” shall mean the date of the termination of your employment with the Company, which, if your employment is terminated as a result of your death, will be the date of your death, and otherwise shall be the date specified in a Notice of Termination (or such earlier date as determined by the Company in accordance with Section 4). For avoidance of doubt, for purposes of Section 5(b), to the extent required to comply with Section 409A, the Date of Termination shall be the date on which a “separation from service” with the Company within the meaning of Section 409A occurs.

7. “Disability” shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as it may be amended from time to time.

8. “Good Reason” shall mean, without your consent, the relocation of the Company’s principal executive office to a location more than fifty (50) miles from its then-current location and that results in a material increase to your normal daily commute, excluding, for the avoidance of doubt, required travel on business for the Company or any of its subsidiaries. Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (a) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances that you claim constitute Good Reason within thirty (30) days following the occurrence of such facts and circumstances, (b) the Company fails to cure within thirty (30) days following its receipt of such notice, and (c) you provide Notice of Termination for Good Reason to the Company no later than thirty (30) days after the expiration of the Company’s cure period.

9. “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or governmental body.

10. “Restricted Territory” means the United States and Canada and territories and sub-divisions of the United States and Canada (including each city, county, parish, district, municipality and state therein), and any other country, state province, territory, city, country, parish, district, municipality or other locality in each case, in which (a) you provided services or had a material presence or influence at any time during the last two years of your employment or engagement with the Company or (b) the Company is engaged in the Business or has taken material steps to commence engaging in the Business as of the termination of your employment or engagement with the Company.

EXHIBIT B

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

[see attached]